                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant [x]

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CHECK THE APPROPRIATE BOX:

[ ]      Preliminary Proxy Statement

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         14a-6(e)(2))

[x]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                                MID OCEAN LIMITED
 ...............................................................................
                (Name of Registrant as Specified In Its Charter)
                                       N/A
 ...............................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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         pursuant to Exchange Act Rule 0-11
         (set forth the amount on which the filing fee is calculated and state how it was determined):
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         ......................................................................
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[ ]      Fee paid previously with preliminary materials.

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

                               MID OCEAN LIMITED
                            ------------------------

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 6, 1997
                            ------------------------

                                                               Hamilton, Bermuda
                                                                February 3, 1997

TO THE SHAREHOLDERS OF MID OCEAN LIMITED:

     NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of MID OCEAN LIMITED (the "Company") will be held at Elbow Beach Hotel, 60 South Shore Road, Paget PG 04, Bermuda on Thursday, March 6, 1997, at 8:30 a.m. local time for the following purposes:

          1. To elect five Class I Directors to hold office until 2000;

          2. To amend the 1993 Long Term Incentive and Share Award Plan primarily to permit discretionary (as opposed to formulaic) grants of Ordinary Shares to be made to the members of the Board of Directors;

          3. To appoint KPMG Peat Marwick, Bermuda, to act as the independent auditors of the Company for the fiscal year ending October 31, 1997; and

          4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only Shareholders of record, as shown by the transfer books of the Company at the close of business on January 30, 1997, are entitled to notice of and to vote at the Annual General Meeting.

     PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. A PROXY NEED NOT BE A SHAREHOLDER OF THE COMPANY.

                                          As ordered,

                                                Robert J. Newhouse, Jr.
                                                     Chairman

                               MID OCEAN LIMITED
                               HAMILTON, BERMUDA

                                PROXY STATEMENT
                                      FOR
                   THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 6, 1997
                            ------------------------

                                                                February 3, 1997

     The accompanying proxy is solicited by the Board of Directors of Mid Ocean Limited (the "Company") to be voted at the Annual General Meeting of Shareholders of the Company to be held on March 6, 1997, and any adjournments thereof.

     When such proxy is properly executed and returned, the Class A Ordinary Shares it represents will be voted at the meeting on: (1) the election of the five nominees listed below for Director, (2) the amendment of the 1993 Long Term Incentive and Share Award Plan primarily to permit discretionary (as opposed to formulaic) grants of Ordinary Shares to be made to the members of the Board of Directors, and (3) the appointment of KPMG Peat Marwick, Bermuda ("Auditors"), as auditors of the Company.

     Any Shareholder giving a proxy has the power to revoke it prior to its exercise by notice of revocation to the Secretary of the Company in writing, by voting in person at the Annual General Meeting or by execution of a subsequent proxy, provided that such action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

     Shareholders of record as of the close of business on January 30, 1997, will be entitled to vote at the meeting. As of December 31, 1996, there were outstanding 34,693,246 Class A Ordinary Shares, par value US $0.20 per share ("Class A Ordinary Shares"), of the Company entitled to vote at the meeting, with each Class A Ordinary Share entitling the holder of record on such date to one vote. In addition, as of such date, there were outstanding 1,190,292 Class B Ordinary Shares, par value U.S. $0.20 per share ("Class B Ordinary Shares"), of the Company entitled to vote at the meeting, which have one-tenth of a vote per share, and 1,860,000 Class C Ordinary Shares, par value US $0.20 per share ("Class C Ordinary Shares" and, collectively with the Class A Ordinary Shares and the Class B Ordinary Shares, the "Shares"), of the Company, which have no voting rights.

     This Proxy Statement, the attached Notice of Annual Meeting and the accompanying proxy card are first being mailed to Shareholders on or about February 3, 1997.

     The Company knows of no specific matter to be brought before the Annual General Meeting which is not referred to in the Notice of Meeting. If any such matter comes before the meeting, including any Shareholder proposal properly made, the proxy holders will vote proxies in accordance with their judgment.

     Directors will be elected at the Annual General Meeting by a majority of the votes cast at the meeting by the holders of voting Shares represented in person or by proxy at the meeting, provided there is a quorum (consisting of holders of at least fifty percent of the outstanding Shares being present in person or by proxy). Approval of the amendment to the 1993 Long Term Incentive and Share Award Plan and the appointment of the Auditors will be by similar vote.

                              BENEFICIAL OWNERSHIP

     The following table summarizes the beneficial ownership, as of December 31, 1996, of the Class A Ordinary Shares by any person or group known to the Company to be the beneficial owners of more than five percent (5%) of the Class A Ordinary Shares.

                                                                         NUMBER OF      PERCENT OF
                                                                          CLASS A        CLASS A
                                                                          ORDINARY       ORDINARY
                            SHAREHOLDER(b)                                 SHARES       SHARES(a)
-----------------------------------------------------------------------  ----------     ----------
EXEL Limited Cumberland House 1 Victoria Street Hamilton, Bermuda......   9,676,367        27.89%
Kamehameha Schools/Bernice P. Bishop Estate Suite 200 567 South King
  Street Honolulu, Hawaii 96801........................................   1,860,000         5.36%

---------------
(a) The percentages of outstanding Class A Ordinary Shares are calculated separately for each Shareholder on the basis of the number of outstanding Class A Ordinary Shares as of December 31, 1996, and assuming for purposes of the calculation that Class A Ordinary Shares issuable upon exercise of options presently exercisable or exercisable within 60 days held by such Shareholder are outstanding.

(b) Marsh & McLennan Risk Capital Holdings, Ltd., 1166 Avenue of the Americas, New York, New York 10036, an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., holds 1,698,793 Class A Ordinary Shares representing 4.9% of the total outstanding Class A Ordinary Shares. MMRC LLC, a Delaware limited liability company, holds 1,051,645 Class A Ordinary Shares, or 3.03% of the outstanding Class A Ordinary Shares. Marsh & McLennan Risk Capital Holdings, Ltd. holds 30% of the voting interests and all of the economic interests in MMRC LLC, and has the right to cause the disposition of assets held by MMRC LLC.

    J.P. Morgan Capital Corporation, 60 Wall Street, New York, New York 10260, a wholly owned subsidiary of J.P. Morgan & Co. Incorporated, holds 1,190,292 Class B Ordinary Shares representing all of the outstanding Class B Ordinary Shares and 0.34% of the outstanding voting interest in the Company.

                               BOARD OF DIRECTORS

     The Company's Articles of Association provide that the Board of Directors shall be divided into three classes designated Class I, Class II and Class III, each class consisting as nearly as possible of one-third of the total number of Directors constituting the entire Board of Directors.

     The term of office for each Director in Class I expires at the Annual General Meeting of the Company in 1997; the term of office for each Director in Class II expires at the Annual General Meeting in 1998; and the term of office for each Director in Class III expires at the Annual General Meeting in 1999. At each Annual General Meeting the successors of the class of Directors whose term expires at that meeting are elected to hold office for a term expiring at the Annual General Meeting to be held in the third year following the year of their election.

     In fiscal 1996, there were six meetings of the Board and each incumbent Director who served on the Board during the full fiscal year 1996 attended at least 75% of the aggregate of such meetings and of the meetings held by all committees of the Board of which such Director was a member.

     The Board of Directors has established an Executive Committee, Audit Committee, Compensation Committee and Finance Committee.

EXECUTIVE COMMITTEE

     The Executive Committee of the Board of Directors has authority to take most actions consistent with prior directives of the Board of Directors, except for responsibilities delegated to other committees. Messrs. Mendoza (Chairman), Butt, Harder, Newhouse, O'Hara, Pasquesi, and Tasco were members of the Executive Committee during fiscal 1996. The Executive Committee met seven times in fiscal 1996.

AUDIT COMMITTEE

     The Audit Committee of the Board of Directors meets with the Company's independent accountants to discuss the scope and results of their audit and to review the adequacy of the Company's accounting and control system. The Audit Committee reviews the audit fee and considers issues raised by its members, the independent accountants and management. Each year the Audit Committee recommends to the Board an independent accounting firm to audit the financial statements of the Company. Mr. Borelli (Chairman), Sir Brian Corby, and Messrs. Esposito and Jeanbart were members of the Audit Committee during fiscal 1996. The Audit Committee met four times in fiscal 1996.

COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors reviews the performance of corporate officers, establishes overall employee compensation policies and recommends to the Board of Directors compensation programs. No member of the Compensation Committee is a member of management or eligible for compensation from the Company other than as a Director. Messrs. Tasco (Chairman), Harder and Mendoza were members of the Compensation Committee during fiscal 1996. The Compensation Committee met five times in fiscal 1996.

FINANCE COMMITTEE

     The Finance Committee of the Board of Directors establishes procedures in connection with investments and monitors all investments on a quarterly basis. Messrs. Pasquesi (Chairman), Elliott, Glauber, Peters, and Tabak were members of the Finance Committee during fiscal 1996. The Finance Committee met three times in fiscal 1996.

DIRECTOR COMPENSATION

     All Directors (other than directors who are also employees of the Company) are paid an annual fee of $30,000 in stock commencing during the Company's 1997 fiscal year, pursuant to the Mid Ocean Limited Stock & Deferred Compensation Plan for Nonemployee Directors, plus $3,000 in cash per Board of Directors meeting attended and $1,500 in cash for attendance at each committee meeting. Committee chairmen receive an additional annual fee of $5,000 in cash. Pursuant to the Company's 1993 Long Term Incentive and Share Award Plan, each non-employee Director is automatically granted options to purchase 1,500 Class A Ordinary Shares annually, at an exercise price determined on the basis of the market value of the Class A Ordinary Shares. However, this automatic grant of shares under such Plan shall cease on March 6, 1997. See "II. Amendment to the 1993 Long Term Incentive and Share Award Plan."

                           I.  ELECTION OF DIRECTORS

     At the 1997 Annual General Meeting, five Directors are to be elected to hold office until the 2000 Annual General Meeting of Shareholders. All of the nominees are currently serving as Directors and, other than Mr. Harder, who was elected by the Board on December 7, 1994 (to fill a vacancy), have been elected by the Shareholders at prior meetings. The remaining Directors of the Company will continue to serve in accordance with their existing term. Unless otherwise indicated above or below, all Directors have served as Directors of the Company since June 1993 and of Mid Ocean since November 1992.

     Unless authority is withheld by the Shareholders, it is the intention of the persons named in the enclosed proxy to vote for the nominees listed below. All of the nominees have consented to serve if elected, but if any becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee. The name, principal occupation and other information concerning each Director is set forth below.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES.

                    NOMINEES FOR WHOM PROXIES WILL BE VOTED

NOMINEES FOR CLASS I DIRECTORS FOR TERMS TO EXPIRE IN 2000

     Frank J. Borelli, age 61, has served as Senior Vice President and Chief Financial Officer of Marsh & McLennan Companies, Inc. since 1984. He also serves as a director of Marsh & McLennan Companies, Inc., The Interpublic Group of Companies, Inc., and United Water Resources.

     Michael A. Butt, age 54, has served as President and Chief Executive Officer of the Company and Mid Ocean since May 1993 and has been a director of Mid Ocean since November 1992. Mr. Butt has served as a director of the Instituto Nazionale di Assicurazioni ("INA"), Rome, since November 1993, and The Bank of N.T. Butterfield & Son, Limited since October 1996. Mr. Butt served as director of Phoenix Securities Limited, a private investment banking firm based in London, from 1992 to April 1993. From 1987 to 1992, he was a director of BAT Industries and Chairman and Chief Executive Officer of Eagle Star Holdings PLC and Eagle Star Insurance Company. From 1982 to 1986, Mr. Butt was Chairman of Sedgwick Limited and Vice Chairman of Sedgwick Group PLC.

     Henry U. Harder, age 71, was a director of Chubb Corporation from 1974 until 1996. Prior to his retirement in 1988, he was Chairman and Chief Executive Officer of Chubb Corporation. Mr. Harder currently serves as a director of Cranston Print Works and has been a Director of the Company since December 7, 1994.

     Brian M. O'Hara, age 48, has been President and Chief Executive Officer of EXEL Limited since 1994 and a director of EXEL Limited since 1986 and Chairman and Chief Executive Officer of X.L. Insurance Company, Ltd. since 1995. Mr. O'Hara served as Vice Chairman of EXEL Limited from 1987 to 1994. Mr. O'Hara also served as Chairman, President and Chief Executive Officer of X.L. Insurance Company, Ltd. from 1994 to 1995, having previously served as President and Chief Executive Officer from 1992 to 1994, and as President and Chief Operating Officer from 1986 to 1992.

     Jeffrey S. Tabak, age 46, has served as a Managing Partner of Miller Tabak Hirsch & Co., a member firm of all leading stock and option exchanges, and conducted a wide range of brokerage and investment banking activities since 1982.

                        DIRECTORS WHOSE TERMS OF OFFICE
                         DO NOT EXPIRE AT THIS MEETING

CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 1998

     Sir Brian Corby, age 67, served as Chief Executive Officer of Prudential Corporation plc from 1982 to 1990 and as Chairman of Prudential Corporation plc from 1990 to 1995. Among other positions he has held are President of the Confederation of British Industry, President of the Geneva Association and director of the Bank of England. Sir Brian was elected a Director of the Company effective June 2, 1995.

     Robert R. Glauber, age 57, served as Under Secretary for Finance of the United States Department of the Treasury from 1989 to early 1992. Mr. Glauber is currently a lecturer at the Center for Business and Government of the John F. Kennedy School of Government at Harvard University. Mr. Glauber served as a faculty member of the Harvard Business School, specializing in corporate finance and investment banking, from 1964 to 1989. In addition, Mr. Glauber served as a consultant to J.P. Morgan's Mergers and Acquisitions Group from 1986 to 1988. Mr. Glauber also serves as a director of numerous Dreyfus investment funds.

     Paul Jeanbart, age 57, has served as Chief Executive Officer of the Rolaco Group of Companies for over 30 years. Mr. Jeanbart also serves as a director of Rolaco Holdings S.A., Club Mediterranee S.A., Semiramis Hotel Co. and Nasco Insurance Group Limited. Mr. Jeanbart has been a Director of the Company since December 7, 1994.

     John M. Pasquesi, age 37, has served as a general partner with Hellman & Friedman since 1989, having previously served as a principal since 1987. Mr. Pasquesi also serves as a director of The Covenant Group and of AHI Holding Corp. Mr. Pasquesi has been a Director of the Company since June 1993 and a Director of Mid Ocean since April 15, 1993.

     Henry Haalilio Peters, age 55, has served as a Trustee of Kamehameha School/Bernice P. Bishop Estate since 1984. Mr. Peters has been a Director of the Company since November 23, 1993.

CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 1999

     Robert J. Newhouse, Jr., age 71, has served as Chairman of the Board of the Company and Mid Ocean since their organization. Prior thereto, he served as Vice Chairman of Marsh & McLennan Companies, Inc., as a member of the Office of the Chairman of Marsh & McLennan Companies, Inc. and a member of the Executive Committee of Marsh & McLennan Companies, Inc. until 1990. Mr. Newhouse also serves as a director of Trident Corp.

     Geoffrey Elliott, age 57, served as Managing Director of Morgan Stanley & Co. Inc. from August 1981 to July 1988, and currently serves as Chairman of The Private Bank & Trust Co. Ltd. Mr. Elliott has been a Director of the Company since September 28, 1994.

     Michael P. Esposito, Jr., age 57, is currently Chairman of the Board of EXEL Limited and has been a director of EXEL Limited since 1986. Mr. Esposito served as Chief Corporate Control, Compliance and Administrative Officer of The Chase Manhattan Corporation from 1991 to June 1995, having previously served as Executive Vice President and Chief Financial Officer from 1987 to 1991. Mr. Esposito also currently serves as a director of Forest City Enterprises and Risk Capital Holdings, Inc. Mr. Esposito was elected a Director of the Company effective June 2, 1995.

     Roberto G. Mendoza, age 51, has served as Vice Chairman and director, and a member of the Corporate Office, of J.P. Morgan & Co. Incorporated since 1990, having previously served as head of the Mergers and Acquisitions Group since 1986. Mr. Mendoza also serves as a director of Consorcio Fabril de Pacifico and Traveler's/Aetna Property Casualty Corp.

     Frank J. Tasco, age 69, retired in 1992 as Chairman of the Board and Chief Executive Officer of Marsh & McLennan Companies, Inc., a position he had held since 1990. From December 1993 to December 1994, he served as Chairman of Borden, Inc. Mr. Tasco is currently a director of Marsh & McLennan Companies, Inc., Traveler's Group Inc., Traveler's/Aetna Property Casualty Corp., the New York Telephone Company, and the New England Telephone and Telegraph Company. Mr. Tasco has been a Director of the Company since February 29, 1996.

                             EXECUTIVE COMPENSATION

     Summary of Compensation in Fiscal 1996. The following table sets forth compensation for services in all capacities awarded to, earned by or paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "named executives") for its 1994, 1995, and 1996 fiscal years. No stock options were granted to or exercised by any such officers during fiscal 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                                           ---------------------------------
                                       ANNUAL COMPENSATION                      RESTRICTED
        NAME AND           --------------------------------------------    ---------------------   LONG-TERM
        PRINCIPAL                                        OTHER ANNUAL        STOCK     AWARDS OF   INCENTIVE      ALL OTHER
        POSITION           YEAR    SALARY     BONUS     COMPENSATION(1)    AWARDS(2)    OPTIONS     PAYOUTS    COMPENSATION(3)
-------------------------  ----   --------   --------   ---------------    ---------   ---------   ---------   ---------------
Robert J. Newhouse,
  Jr. ...................  1996   $325,000   $350,000      $  39,500       $760,000          --     $    --        $   600
  Chairman of the Board    1995    300,000    350,000         11,200             --          --          --            600
                           1994    300,000    250,000         28,500             --          --          --            600
Michael Butt.............  1996    460,000    460,000        191,600        950,000          --          --         49,800
  President and Chief      1995    425,000    425,000        165,700             --          --          --         45,400
  Executive Officer        1994    375,000    300,000        155,900        425,250          --          --         39,300
Charles F. Hays..........  1996    310,000    235,000        114,200        475,000          --          --         31,500
  Senior Vice President    1995    289,600    225,000        104,600             --          --          --         31,600
  and Chief Financial      1994    275,000    165,000         88,400        153,562      60,000          --         29,150
  and Administrative
  Officer
Henry C.V. Keeling.......  1996    325,000    285,000        151,400        760,000          --          --         35,200
  Executive Vice           1995    300,000    275,000        115,700             --          --          --         32,600
  President and            1994    275,000    200,000        139,900        283,500          --          --         29,150
  Chief Underwriting
  Officer of Mid Ocean
John Wadson..............  1996    190,000     90,000         14,400        190,000          --          --         20,600
  Vice President,          1995    175,000     90,000         13,400             --          --          --         19,000
  Treasurer and Secretary  1994    175,000     70,000         15,000             --          --          --         18,400

---------------
(1) Messrs. Butt, Hays and Keeling are each entitled to receive allowance for certain housing expenses, Messrs. Butt, Hays, Keeling and Wadson are each entitled to receive allowances for certain automobile expenses, and Messrs. Newhouse, Butt, Hays and Keeling are also each entitled to reimbursement for certain travel to and from Bermuda. Messrs. Newhouse, Butt, Hays, Keeling and Wadson are each entitled to reimbursement for certain club memberships in Bermuda and receive standard health and disability insurance.

(2) Messrs. Newhouse, Butt, Hays, Keeling and Wadson received awards of restricted stock in the Company effective March 1, 1996, pursuant to the Company's 1993 Long Term Incentive and Share Award Plan, based on each individual's performance in the 1995 fiscal year. Messrs. Newhouse, Butt, Hays, Keeling and Wadson received 20,000, 25,000, 12,500, 20,000 and 5,000, respectively, Mr. Newhouse's award vesting immediately, and each other award vesting 20% a year with the first vesting to take place on March 1, 1997, and subsequent vestings to take place on each of the next four anniversaries. Messrs. Butt, Hays and Keeling received awards of restricted stock in the Company effective November 1, 1994, pursuant to the Company's 1993 Long Term Incentive and Share Award Plan, based on each individual's performance in the 1994 fiscal year. Messrs. Butt, Hays and Keeling received 18,000, 6,500 and 12,000, respectively, each such award to vest 20% a year with the first vesting having taken place on November 1, 1995, and subsequent vestings to take place on each of the next four anniversaries.

(3) Includes standard life insurance premiums and payments made in connection with the Mid Ocean Reinsurance Company Ltd. Pension Plan Trust, Mid Ocean Reinsurance Company Ltd. Deferred Compensation Trust, and Mid Ocean Reinsurance Company Ltd. Qualified Retirement Plan Trust on behalf of each named executive.

     The following table sets forth information concerning the exercise of options to purchase Class A Ordinary Shares during fiscal 1996 and the value realized upon exercise by each named executive and the number of exercisable and unexercisable options and the value of the in-the-money options as of December 31, 1996, for each named executive. The value of unexercised options has been calculated based on a value of $52.50 per Share, as of December 31, 1996.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                                      VALUE OF
                                                               NUMBER OF             UNEXERCISED
                                                              UNEXERCISED           IN-THE-MONEY
                               NUMBER OF                        OPTIONS                OPTIONS
                                SHARES                       --------------     ---------------------
                              ACQUIRED ON       VALUE         EXERCISABLE/          EXERCISABLE/
            NAME               EXERCISE        REALIZED      UNEXERCISABLE          UNEXERCISABLE
----------------------------  -----------     ----------     --------------     ---------------------
Robert J. Newhouse, Jr......          0       $        0          283,762/0     $          9,408,942/0
Michael Butt................     66,192        2,355,111      72,000/93,000       1,980,000/1,567,500
Charles F. Hays.............          0                0      36,000/44,000           936,000/734,000
Henry C.V. Keeling..........     24,000          853,920      43,200/53,800         1,209,600/943,900
John M. Wadson..............     48,900        1,486,170           0/21,600                 0/604,800

     Employment Contracts and Termination of Employment and Change-in-Control Arrangements. The Company has entered into employment agreements with four of its executive officers: Robert J. Newhouse, Jr., as Chairman of the Boards of Directors of the Company and Mid Ocean; Michael Butt, as President and Chief Executive Officer of the Company and Mid Ocean; Charles F. Hays, as Senior Vice President and Chief Financial and Administrative Officer of the Company and Executive Vice President and Chief Financial and Administrative Officer of Mid Ocean; and Henry C.V. Keeling, as Executive Vice President and Chief Underwriting Officer of Mid Ocean. Messrs. Butt, Hays and Keeling reside in Bermuda, and Mr. Newhouse spends at least one week per month in Bermuda. All are full-time employees of the respective companies. Each agreement provides for (a) a base salary which is subject to review for increase at the discretion of the Compensation Committee of the Board of Directors; (b) an annual bonus determined by the Compensation Committee of the Board of Directors, based on criteria determined by the Compensation Committee of the Board of Directors; (c) reimbursement for, or payment of, certain travel, living and other expenses; and
(d) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time. The employment agreements of Messrs. Newhouse, Butt, Hays and Keeling each expire on August 19, 1999. Each employment agreement shall be automatically extended for an additional period of one year unless the Company or such executive provides written notice at least six months prior to the then scheduled expiration date. Each agreement further provides that in the event of termination of the executive's employment prior to the expiration date by reason of death or disability, such executive (in the case of death, such executive's spouse or estate) is entitled to receive the then current base salary through the end of the month in which such executive's employment terminated and, in the case of Mr. Newhouse, payments at the rate of $162,500 per year (or, if greater, one-half the base salary) for a period of three years from the date of death. In the case of each executive, each estate shall be entitled to any annual bonus awarded but not yet paid and a pro rata bonus for the year of death, if the Executive Committee so determines. In the event of termination of the executive's employment without cause, such executive shall receive his then current base salary, in the case of Mr. Newhouse, for a period of two years, and in the cases of Messrs. Butt, Hays and Keeling, for a period of one year following the date of termination, plus any annual bonus awarded but not paid, and other rights and benefits as determined in accordance with the applicable terms of such benefit programs, including the right to exercise options granted. If the executive's employment is terminated for cause, such executive is entitled to receive his base salary through the date on which such termination for cause occurs and such other benefits as determined in accordance with the applicable terms of any benefit programs, including the right to exercise options granted to such executive then applicable. Each executive may voluntarily terminate his employment prior to the expiration of the term and such termination shall be deemed a termination with cause. If the executive's compensation is reduced or his title, duties and responsibilities are materially and adversely altered or the executive is terminated following a Change in Control (as defined below), such executive has the right to terminate his employment in the case of altered duties, and in both cases the executive shall receive his current base salary for a period of two years (three years in the case of Mr. Butt), an amount equal to two times (three times in the case of Mr.
Butt) the largest annual bonus awarded to the executive in the three years prior to a Change in Control, and the pro rata portion of annual bonus that would have been paid to the executive for the year in which the Change in Control occurs. The contract with Mr. Butt provides for a minimum annual bonus of $75,000, and the contract with Mr. Keeling calls for a minimum annual bonus of $50,000.

     Unless otherwise determined by the Board of Directors, all grants of restricted shares and share options under the 1993 Long Term Incentive and Share Award Plan automatically vest upon a Change in Control. A Change in Control shall be deemed to have occurred if any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (other than a group of which the executive is a member or which has been organized by the executive for the purpose of making such acquisition), acquires twenty percent (20%) or more of the voting power of the outstanding Class A Ordinary Shares, subject to certain exceptions with respect to EXEL Limited.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Mendoza, a member of the Compensation Committee of the Company, is Vice Chairman, Director, and a member of the Corporate Office of J.P. Morgan & Co. Incorporated. Mr. Tasco, a member of the Compensation Committee of the Company, is a director of the Board of Marsh & McLennan Companies, Inc., the parent company of Marsh & McLennan Risk Capital Holdings, Ltd. See "Board of
Directors -- Certain Transactions."

COMPENSATION COMMITTEE REPORT

     The Compensation Committee, comprised of three independent outside directors, recommends compensation principles and compensation programs to the Board of Directors.

     The Board of Directors and the Compensation Committee believe that the Company's success requires a small, but highly motivated, professional staff. The compensation policies, therefore, are primarily designed to attract and retain at the Company's Bermuda location, and to motivate, such a staff.

     The Company's executive compensation program combines base salary, annual bonus, and a stock ownership program to attract, retain and motivate executives. Base salary increases and annual bonuses are based on individual and corporate performance. Among the factors on which compensation was based was a review of compensation paid by other large Bermuda-based insurance companies. Other primary factors influencing compensation terms were: need for highly qualified professionals to serve in Bermuda; specialized areas of expertise; retention of executives critical to the Company's success; high barrier of recruitment for potential competitors; and experience and performance. The Compensation Committee also considered the Company's structure and methods of operation, which require a small and highly qualified and efficient executive core headquartered in one location and reinsuring risks on a worldwide basis.

     Under the Company's annual bonus plan, bonuses are based on individual and corporate performance during the prior fiscal year. Annual compensation is leveraged to provide a strong link to corporate and individual performance. Competitive target bonus levels are established annually. Factors taken into account are underwriting performance, premium level, investment management results, development of the management team and strategic steps.

     The Company's 1993 Long Term Incentive and Share Award Plan provides for grants of stock options and restricted share awards intended to motivate executives to improve total return to shareholders. The number granted is based on competitive grant values for the salary level/position and the share price at the time of grant.

     Mr. Butt's base compensation as President and Chief Executive Officer was $460,000 for fiscal 1996 and he was awarded a $460,000 cash bonus and an option for 45,000 shares with respect to such fiscal year. The Compensation Committee believes that share related awards are a particularly important part of compensation that correlates long-term individual motivation and reward to the Company's performance. In determining Mr. Butt's total compensation, the Compensation Committee considered a number of factors, including compensation paid to chief executive officers of comparable companies, the Company's financial and underwriting performance, and the Company's steps towards achieving certain strategic goals, including development of Mid Ocean's market position in its increasingly diversified markets.

                                             Henry U. Harder
                                             Roberto G. Mendoza
                                             Frank J. Tasco

     Performance Graph. Set forth below is a line graph comparing yearly dollar changes in the cumulative total shareholder return on the Company's Class A Ordinary Shares (assuming reinvestment of dividends) from August 4, 1993, through October 31, 1996, as compared to the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Standard & Poor's Property Casualty Index. The Class A Ordinary Shares commenced trading on The Nasdaq National Market on August 4, 1993, and continued trading on The Nasdaq National Market through May 30, 1996, the date on which such shares commenced trading on The New York Stock Exchange.

        Measurement Period            Mid Ocean                               S&P Property
      (Fiscal Year Covered)            Limited            S&P 500 Index      Casualty Index
Aug 93                                   100.0               100.0               100.0
Oct 93                                   120.4               104.9                93.0
Oct 94                                    99.7               109.0                82.4
Oct 95                                   150.5               137.8               111.6
Oct 96                                   207.0               171.0               138.8

                        OWNERSHIP OF CERTAIN SECURITIES

     The following table summarizes the beneficial ownership as of December 31, 1996, of Shares by (i) the named executive officers who own Shares, (ii) all directors and director nominees (as of the 1997 Annual General Meeting) who own Shares and (iii) all such directors, director nominees, and executive officers as a group.

                                                                         NUMBER OF     PERCENT OF
                                 NAME                                    SHARES(A)     SHARES(B)
-----------------------------------------------------------------------  ---------     ----------
Frank J. Borelli(c)....................................................     21,000           *
Michael A. Butt........................................................    198,792           *
Sir Brian Corby........................................................      1,500           *
Geoffrey Elliott.......................................................      3,000           *
Michael P. Esposito, Jr.(d)............................................      7,100           *
Robert R. Glauber......................................................     20,660           *
Henry U. Harder........................................................      3,100           *
Charles F. Hays........................................................     59,500           *
Paul Jeanbart(e).......................................................    303,000           *
Henry C.V. Keeling.....................................................     92,200           *
Roberto G. Mendoza(f)..................................................      6,000           *
Robert J. Newhouse, Jr.................................................    337,662           *
Brian M. O'Hara(d).....................................................     21,000           *
John M. Pasquesi.......................................................     23,708           *
Henry Haalilio Peters(g)...............................................      4,500           *
Jeffrey S. Tabak(h)....................................................     19,220           *
Frank J. Tasco(c)......................................................      2,500           *
John M. Wadson.........................................................     56,600           *
All directors and executive officers as a group (18 in all)............  1,181,042       3.10%

---------------
 *  Less than one percent.

(a) Includes Class A Ordinary Shares issuable upon exercise of outstanding options that are currently exercisable or become exercisable within 60 days.

(b) The percentages of outstanding Class A Ordinary Shares are calculated separately for each Shareholder and for all directors and executive officers of the Company as a group on the basis of the number of outstanding Class A Ordinary Shares as of December 31, 1996, and assuming for purposes of the calculation that Class A Ordinary Shares issuable upon exercise of options presently exercisable or exercisable within 60 days of December 31, 1996, held by such Shareholder are outstanding.

(c) Frank J. Borelli is Senior Vice President and Chief Financial Officer of, and Frank J. Tasco is a director of, Marsh & McLennan Companies, Inc. (the parent of Marsh & McLennan Risk Capital Holdings, Ltd.). Mr. Borelli and Mr. Tasco disclaim beneficial ownership of the Shares beneficially owned by Marsh & McLennan Risk Capital Holdings, Ltd.

(d) Michael P. Esposito, Jr. is a director of both of, and Brian M. O'Hara is President and Chief Executive Officer of, and Chairman and Chief Executive Officer of, EXEL Limited and its subsidiary, X.L. Insurance Company, Ltd., respectively. Messrs. Esposito and O'Hara disclaim beneficial ownership of 9,676,367 Class A Ordinary Shares held by EXEL Limited.

(e) Includes 300,000 Class A Ordinary Shares owned by Rolaco Holdings S.A. Paul Jeanbart is Chief Executive Officer of Rolaco Holdings S.A.

(f) Roberto G. Mendoza is Vice Chairman of J.P. Morgan & Co., Incorporated, the parent of J.P. Morgan Capital Corporation. Mr. Mendoza disclaims beneficial ownership of 1,190,292 Class B Ordinary Shares and 1,860,000 Class C Ordinary Shares held by J.P. Morgan Capital Corporation.

(g) Henry Haalilio Peters is a trustee of Kamehameha Schools/Bernice P. Bishop Estate. Mr. Peters disclaims beneficial ownership of 1,860,000 Class A Ordinary Shares held by Kamehameha Schools/Bernice P. Bishop Estate.

(h) Does not include 1,000 Class A Ordinary Shares held in custody for Jeffrey
    S. Tabak's children.

                              CERTAIN TRANSACTIONS

     The Company, Marsh & McLennan Risk Capital Holdings, Ltd., J.P. Morgan International Capital Corp. and BYRNE & sons, l.p. (of which John J. Byrne, a former director of the Company and Mid Ocean, is Chairman) organized The Trident Partnership, L.P. ("Trident") to make investments in or organize other insurance or reinsurance ventures. During fiscal 1994, Trident received aggregate capital commitments from investors (including such organizers) of approximately $667 million. MMRCH LLC, a limited liability company controlled by Marsh & McLennan Risk Capital Holdings, Ltd., and J.P. Morgan International Capital Corp. each have direct or indirect capital commitments to Trident of approximately $37 million, principally as special limited partners. The Company and BYRNE & sons, l.p. each have direct or indirect capital commitments to Trident of $18.7 million, principally as special limited partners. Trident has entered into investment advisory agreements with Marsh & McLennan Risk Capital Corp. and Morgan Guaranty Trust Company of New York. In consideration for such services, each of the advisors will be entitled to receive an advisory fee equal to 4% of the Gross Income (as defined) of Trident, which fee will be conditioned upon, and deferred pending, receipt by the partners of distributions equal to their capital contributions plus a specified rate of return thereon. In addition, Marsh & McLennan Risk Capital Corp. and Morgan Guaranty Trust Company of New York will be entitled to a fee of 1.2% and 0.8%, respectively, of the aggregate amount of each capital call made by Trident, including capital called from the organizers. Affiliates of Marsh & McLennan Risk Capital Holdings, Ltd. and J.P. Morgan Securities Inc. may be retained to manage the investment portfolios of certain companies in which Trident invests. Mr. Newhouse is a director of Trident Corp., the general partner of Trident.

     Following the exercise in December 1996 of certain options received in connection with the formation of Mid Ocean, and pursuant to certain agreements entered into in connection with the formation of the Company, J.P. Morgan Capital Corporation received from the Company 1,190,292 Class B Ordinary Shares and Marsh & McLennan Risk Capital Holdings, Ltd., MMRC LLC, Fund American Enterprises Holdings, Inc., and White Mountains Holdings, Inc. received, respectively, 733,793 shares, 1,051,645 shares, 194,070 shares and 194,070 shares of Class A Ordinary Shares, in exchange for, and in cancellation of, the Mid Ocean shares acquired upon exercise of the options.

     Certain subsidiaries of EXEL Limited have provided reinsurance for Mid Ocean. Aggregate premiums ceded to such subsidiaries of EXEL Limited in fiscal 1996 were approximately $10.0 million.

     Affiliates of Marsh & McLennan Risk Capital Holdings, Ltd. are insurance intermediaries to the Company. Commissions allocable to these intermediaries for premiums earned by Mid Ocean in fiscal year 1996 were $20.2 million. Further, certain other affiliates of Marsh & McLennan Risk Capital Holdings, Ltd. have provided consulting services to the Company, for which the Company paid approximately $0.1 million.

     J.P. Morgan & Co. Incorporated and its subsidiaries have provided and may continue to provide investment banking and related services to the Company.

     The Company believes that the terms of such transactions, in general, are no less favorable to the Company than could have been obtained from third parties that were not affiliated with the Company.

     The Company has entered into an agreement with EXEL Limited whereby, so long as two officers of EXEL Limited serve as members of the Board of Directors of the Company, and one of such officers serves as a member of the Executive Committee of the Board of Directors of the Company, EXEL Limited shall not, without approval of the Board of Directors of the Company or prior to May 1, 1998, or other events as described therein, (i) purchase any securities of the Company that would bring EXEL Limited's beneficial ownership of Class A Ordinary Shares above 30%, or Shares above 25% on a fully diluted basis, (ii) solicit proxies, or (iii) participate in a solicitation in an election contest. Mr. Esposito is Chairman of the Board and a director, and Mr. O'Hara is President, Chief Executive Officer, and director, of EXEL Limited, and both are Directors of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company is not aware of any Director or officer who failed to file on a timely basis disclosure reports required by Section 16 of the Securities Exchange Act of 1934, as amended, except that certain Forms 4 and 5 were filed after their date due.

                      II.  AMENDMENT TO THE 1993 LONG TERM
                         INCENTIVE AND SHARE AWARD PLAN

     On December 4, 1996, the Board of Directors approved an amendment to the 1993 Long Term Incentive and Share Award Plan (the "1993 Plan") to allow options granted thereunder to be transferable in certain circumstances; to allow the Board of Directors as a whole to administer the Plan; to cease the formulaic granting of Ordinary Shares to the Directors under the Plan; to remove the prohibition on certain Restricted Share awards from being reissued under the Plan upon forfeiture; and removing the prohibition on the number of amendments to the Plan during a six-month period. This amendment must be ratified by the holders of a majority of Class A Ordinary Shares present, or represented by proxy, and entitled to vote at the 1997 Annual General Meeting.

     The 1993 Plan is designed to provide a means to attract, retain and motivate employees of the Company in order to achieve the Company's long-term growth and profitability objectives. The 1993 Plan provides for the grant to eligible employees of stock options, stock appreciation rights, restricted stock, restricted stock units payable in Class A Ordinary Shares or cash, stock awards in lieu of cash awards, dividend equivalents and other stock-based awards (the "Awards"). To date, the 1993 Plan has been administered by the Compensation Committee, and the Compensation Committee determines which eligible employees will receive Awards, the types of Awards to be received and the terms and conditions thereof. Officers and other employees of the Company, its subsidiaries and affiliates who are responsible for or contribute to the management and profitability of the business of the Company are eligible to be granted Awards under the 1993 Plan. Prior to the adoption of this amendment, the 1993 Plan also provides for the annual non-discretionary grant of options to purchase 1,500 Class A Ordinary Shares to each director of the Company who is not an officer or employee of the Company or its subsidiaries. The exercise price of such options is equal to the market price of the Class A Ordinary Shares on the date of the grant.

     The 1993 Plan currently provides for the issuance of options and other stock-based awards covering up to an aggregate of 2,250,000 Class A Ordinary Shares. Of such 2,250,000 Class A Ordinary Shares, 1,587,030 Class A Ordinary Shares have been awarded or reserved for issuance as of October 31, 1996.

     The Compensation Committee and the Board of Directors believe that Awards are a particularly important part of compensation that correlates long-term individual motivation and reward to the Company's performance. The proposed amendments to the 1993 Plan will continue to provide the Company with the flexibility to continue to motivate its employees in this manner.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE 1993 PLAN.

                   III.  SELECTION OF INDEPENDENT ACCOUNTANTS

     The Audit Committee and the Board of Directors have recommended the appointment of KPMG Peat Marwick, Bermuda, as the Auditors of the Company for the fiscal year ending October 31, 1997. Representatives of that firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPOINT KPMG PEAT MARWICK.

               IV.  SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals intended for inclusion in next year's proxy statement should be sent to the Company at its principal executive offices at Richmond House, 12 Par-la-Ville Road, Hamilton HM 08, Bermuda and must be received by September 17, 1997.

     Any Shareholder entitled to vote at a meeting may nominate persons for election as Directors if written notice of such intent is delivered or mailed, postage prepaid, and received by John M. Wadson at the principal executive offices of the Company not less than 5 days nor more than 21 days before the date appointed for such meeting. The shareholder notice must include the following information about the proposed nominee: (a) name, age, and business and residence addresses; (b) principal occupation or employment; (c) class and number of Shares or securities of the Company beneficially owned; and (d) any other information required to be disclosed in solicitations of proxies pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, including the proposed nominee's written consent to serve if elected. The notice must also include information on the Shareholder making the nomination, such as: name and address as it appears on the Company's books, and the class and number of Shares of the Company beneficially owned. The nomination of any person not made in compliance with the foregoing procedures shall be disregarded.

                               V.  OTHER MATTERS

     While management knows of no other issues, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

PROXY SOLICITATION

     The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and telegraph by Directors, officers and employees of the Company and Mid Ocean without receiving additional compensation. In addition to the foregoing, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $3,500 plus reasonable out-of-pocket expenses and disbursements of that firm. Upon request the Company will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

     THE COMPANY WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF ITS FORM 10-K REPORT THAT IT FILES ANNUALLY WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THIS REPORT FOR THE FISCAL YEAR ENDED OCTOBER 31, 1996, MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY AT RICHMOND HOUSE, 12 PAR-LA-VILLE ROAD, HAMILTON HM 08, BERMUDA.

                                          As ordered,

                                                Robert J. Newhouse, Jr.
                                                     Chairman

[   ]

1. To elect five Class I           FOR all nominees  [ ]       WITHHOLD AUTHORITY to vote  [ ]          *EXCEPTIONS  [ ]
   Directors to hold office        listed below                for all nominees listed below
   until 2000



Nominees: Frank J. Borelli, Michael A. Butt, Henry U. Harder, Brain M. O'Hara, and Jeffrey S. Tabak

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)



*Exceptions ___________________________________________________________________


2. To amend the Long Term Incentive   3. To appoint KPMG Peat Marwick, Bermuda,
   and Share Award Plan primarily to     to act as the independent Auditors of
   permit discretionary (as opposed      the Company for the fiscal year ending
   to formulaic) grants of Ordinary      October 31, 1997.
   Shares to be made to the members
   of the Board of Directors.

   FOR [ ]  AGAINST [ ]  ABSTAIN [ ]     FOR [ ]   AGAINST [ ]   ABSTAIN [ ]


And to transact with such other business as may properly come before the meeting or any adjournments thereof.

                                                 Change of Address and   [ ]
                                                 or Comments Mark Here


                                    NOTE: Please sign exactly as name or names appear to the left. When signing as Attorney, Executor, Trustee, Guarantor or Officer of a corporation, please give title as such. For joint accounts, all named holders should sign.


                                    DATE: ____________________________________


                                    SIGNATURE: _______________________________


                                    Votes MUST be indicated
Sign, Date and Return the Proxy     (x) in Black or Blue ink  [  ]
Card Using the Enclosed Envelope


______________________________________________________________________________


                               MID OCEAN LIMITED

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

                          To Be Held on March 6, 1997


     NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of MID OCEAN LIMITED (the "Company") will be held at the Elbow Beach Hotel, 60 South Shore Road, Paget PG 04, Bermuda, on Thursday, March 6, 1997, at 8:30 a.m. local time for the items set forth on the reverse side.

     Only Shareholders of record, as shown by the transfer books of the Company at the close of business on January 30, 1997, are entitled to notice of and to vote at the Annual General Meeting.

     PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE PROXY STATEMENT. A PROXY NEED NOT BE A SHAREHOLDER OF THE COMPANY.

     THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.


(Continued and to be signed on the reverse side)

                                              MID OCEAN LIMITED
                                              P.O. BOX 11302
                                              NEW YORK, NEW YORK 10203-0302